                                                                     EXHIBIT 4.1

MANAGEMENT'S DISCUSSION & ANALYSIS

OPERATING RESULTS, CAPITAL REQUIREMENTS AND RISKS

OVERVIEW

During the year we made three acquisitions which significantly impacted our business. On May 25, 2001, we acquired the carbon products division of Textron Systems Inc. through our wholly owned subsidiary, Ballard Material Products Inc. ("BMP"). On November 30, 2001, we increased our ownership of XCELLSIS AG (subsequently changed to Ballard Power Systems AG ("BPSAG")), to 50.1% and our ownership of Ecostar Electric Drive Systems L.L.C. (subsequently changed to Ballard Power Systems Corporation ("BPSC"), to 100%. Our additional interests in these companies were acquired from our Vehicular Alliance partners DaimlerChrysler AG ("DaimlerChrysler") and Ford Motor Company ("Ford") in exchange for common shares. These transactions are described in detail in note 3 to the consolidated financial statements. The operating results of these businesses are included in our financial results from the date these companies were acquired. Ballard and DaimlerChrysler have entered into a forward sale agreement, whereby Ballard will acquire the remaining 49.9% interest in BPSAG on or before November 15, 2004 in exchange for 7,613,212 shares, such that Ballard ultimately will own 100% of BPSAG (note 3).

     As at December 31, 2001 we have adopted the U.S. dollar as our primary currency of measurement and reporting. With the acquisition of BPSAG, BPSC and BMP during the year, the U.S. dollar has become the primary currency in which our sales are generated and the currency in which we incur significant operating costs. In addition, the primary currency in which Ballard raises capital is the U.S. dollar. For these reasons, the U.S. dollar best reflects the primary economic environment in which we operate (note 2).

     On December 12, 2001 we also purchased all of the shares owned by EBARA Corporation ("EBARA") in Ballard Generation Systems Inc. ("BGS") representing 10.6% of BGS's outstanding shares. This acquisition increased our ownership of BGS to 68.3%. Ballard has also entered into an agreement by which FirstEnergy Corp. ("FirstEnergy") formerly GPU International Inc., will exchange its shares in BGS in return for Ballard shares. Ballard will receive FirstEnergy's 13.3% interest in BGS in return for 1,366,063 Ballard shares. The transaction is subject to regulatory approvals and is expected to close in the first half of 2002.

     Our significant accounting policies are disclosed in note 1 to the consolidated financial statements. Our consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP"). Material measurement differences to United States GAAP are disclosed in note 19 to the consolidated financial statements.

     The net loss for the year ended December 31, 2001 was $96.2 million, or ($1.05) per share, compared with a net loss of $53.8 million, or ($0.61) per share, during the same period in 2000. The increased loss for the year reflects an accelerated pace of research and development activities and an increase in equity losses of associated companies before the acquisition of BPSAG and BPSC. Losses of $11.8 million from BPSAG and BPSC after their acquisition, including related acquisition costs of $3.7 million, higher business systems and infrastructure expenses supporting our commercial introduction of fuel cell products, and reduced gains from subsidiaries issuing shares, were also contributing factors to the increased loss in 2001. Excluding the losses of $11.8 million from acquiring BPSAG and BPSC, our net loss for the year would have been $84.4 million or ($0.92) per share.

44  BALLARD POWER SYSTEMS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT


Years ended December 31 (Expressed in thousands of
U.S. dollars, except per share amounts)                                       2001          2000        1999
--------------------------------------------------                         ---------     ---------    --------
PRODUCT REVENUES                                                           $  32,050     $  25,797    $ 20,815
ENGINEERING SERVICE REVENUE                                                    4,154            --          --
INVESTMENT AND OTHER INCOME                                                   24,529        27,902       9,893
                                                                           ---------     ---------    --------
                                                                              60,733        53,699      30,708
COST OF REVENUES AND EXPENSES
Cost of product revenues                                                      33,415        34,578      18,695
Research and product development                                              82,686        54,315      38,945
General and administrative                                                    15,046         8,952       7,281
Marketing                                                                      3,450         1,973       1,862
Amortization of intangible assets                                              4,550         2,302       2,301
Capital taxes                                                                    444           677         298
                                                                           ---------     ---------    --------
                                                                             139,591       102,797      69,382
                                                                           ---------     ---------    --------
LOSS BEFORE UNDERNOTED                                                       (78,858)      (49,098)    (38,674)
EQUITY IN LOSS OF ASSOCIATED COMPANIES                                       (23,541)      (21,947)    (12,814)
MINORITY INTEREST                                                              8,002        10,526       4,277
BUSINESS INTEGRATION AND RESTRUCTURING COSTS                                  (3,700)
GAIN ON ISSUANCE OF SHARES BY SUBSIDIARY                                         997        15,561       2,721
LICENSE AND ROYALTY INCOME (FEES)                                              1,797        (7,687)     (1,614)
                                                                           ---------     ---------    --------
LOSS BEFORE INCOME TAXES                                                     (95,303)      (52,645)    (46,104)
INCOME TAXES                                                                     858         1,187         480
                                                                           ---------     ---------    --------
NET LOSS                                                                     (96,161)      (53,832)    (46,584)
ACCUMULATED DEFICIT, BEGINNING OF YEAR                                      (118,208)      (64,376)    (17,792)
                                                                           ---------     ---------    --------
ACCUMULATED DEFICIT, END OF YEAR                                           $(214,369)    $(118,208)   $(64,376)
                                                                           =========     =========    ========
LOSS PER SHARE                                                             $   (1.05)    $   (0.61)   $  (0.56)
                                                                           =========     =========    ========


RESULTS FROM OPERATIONS

PRODUCT AND ENGINEERING SERVICE REVENUES increased by $10.4 million or 40% from 2000 to $36.2 million in 2001. During the year we recorded revenues of $4.2 million from engineering services. The related costs of providing these services are included in research and development expenses. The improved revenues for 2001 also reflect revenues from the businesses we acquired during the year, increased purchases of fuel cells by automobile manufacturers and the sale of portable fuel cells to several OEMs. Revenues in 2000 improved by $5.0 million or 24% from 1999 due to revenue recognized on 250 kW units for stationary power program field trials and higher purchases of fuel cells by the Company's alliance partners and other OEMs.

INVESTMENT AND OTHER INCOME declined by $3.4 million or 12% during the year as a result of lower average balances of cash and short-term investments and lower interest rates. This was partly offset by foreign exchange gains, which were $4.3 million in 2001, and $1.1 million in 2000. When compared to the results of 1999, investment and other income in 2000 was higher by $18.0 million due primarily to a higher average balance of cash and short-term investments resulting from an equity offering in March 2000. Higher short term interest rates and foreign currency gains of $1.1 million in 2000, compared to a foreign currency loss of $1.8 million in 1999, also contributed to the increase in investment income.

                                                   BALLARD POWER SYSTEMS INC. 45

MANAGEMENT'S DISCUSSION & ANALYSIS CONTINUED

COST OF PRODUCT REVENUES decreased by $1.2 million during 2001 because the 2000 comparative period included substantial manufacturing costs associated with BGS's 250 kW stationary generator field trial programs. As well, based on our experience with field trial programs and because of warranty expirations, we reduced our warranty provision during the year. This was partly offset by an increase in the cost of revenues from businesses acquired during 2001. Cost of product revenues increased by $15.9 million to $34.6 million during 2000 when compared to 1999. Increased sales activity associated with the stationary generator program and fuel cell purchases by the Company's vehicular alliance partners and other OEMs, were the primary reasons for the increase.

RESEARCH AND PRODUCT DEVELOPMENT EXPENSES during 2001 increased by $28.4 million or 52.2% as compared to expenditures of $54.3 million the previous year. In 2000, research and product development expenses rose by 39.5% to $54.3 million from $38.9 million in 1999. The increases in both years were due to higher development activity related to fuel cell engineering and manufacturing processes, developing the advanced Mark 900 series fuel cells, stationary generators, portable power products and fuel processing systems, investments aimed at fuel cell cost reduction, testing and preparation for commercial product launch. Research and development activity at our newly acquired businesses also contributed to the increase during 2001.

GENERAL AND ADMINISTRATIVE AND MARKETING EXPENSES for the year increased by $6.1 million and $1.5 million, respectively, compared to the corresponding period in 2000. During 2000, general and administrative expenses rose $1.7 million from 1999 to $9.0 million while marketing expenses remained relatively unchanged. The increases reflect costs associated with implementing the business systems processes and capabilities required to support our commercial introduction of fuel cell products, and expenses from businesses acquired during the year.

BUSINESS INTEGRATION AND RESTRUCTURING COSTS of $3.7 million during 2001 relates to expenditures associated with the acquisition of BPSAG and BPSC and consists primarily of termination payments to certain Ballard employees and business integration and restructuring costs.

EQUITY IN LOSS OF ASSOCIATED COMPANIES for the year ended December 31, 2001 increased by $1.6 million relative to 2000. Equity in loss of associated companies increased in 2000 to $21.9 million from $12.8 million in 1999. The higher losses are primarily the result of increased investment in research and development activities undertaken by associated companies.

MINORITY INTEREST for the year ended December 31, 2001 was $8.0 million compared to $10.5 million in 2000. The $2.5 million decline results from lower net losses from BGS. This was partly offset by minority interest in losses of BPSAG. Minority interest increased by $6.2 million in 2000 when compared to 1999 due to higher losses in BGS and an increase in the minority ownership of BGS. The minority interest of BGS increased to 40.5% in 2000 from 32.2% in 1999 as a result of the completion of milestone investments by FirstEnergy and ALSTOM SA (ALSTOM).

GAIN ON THE ISSUANCE OF SHARES BY SUBSIDIARY relates to the issuance of shares of BGS to FirstEnergy and ALSTOM during 2001 and to FirstEnergy, ALSTOM and EBARA in 2000.

LICENSE AND ROYALTY INCOME (FEES) were $1.8 million for the year and relate to the granting of manufacturing rights by BGS to EBARA BALLARD Corporation ("EBARA BALLARD"). License and royalty fees of $7.7 million and $1.6 million for 2000 and 1999 respectively include license fees for access to ALSTOM's manufacturing technology and know-how. The 2000 amount also included the prepayment of a royalty fee made to an unassociated company to access intellectual property.

FINANCIAL CONDITION

CASH AND SHORT-TERM INVESTMENTS were $421.2 million as at December 31, 2001, compared to $483.3 million at the end of 2000. Net losses, capital spending and additional investments, including acquisitions during the year, were partly offset by the issuance of share capital, including $34.5 million to DaimlerChrysler and Ford, $2.4 million by BGS and $12.8 million from the exercise of options and warrants.


46  BALLARD POWER SYSTEMS INC.

ACCOUNTS RECEIVABLE increased by $2.8 million from the beginning of the year, to $17.3 million. The increase is due to $8.1 million of accounts receivable related to business acquisitions made during the year, partly offset by improved collections.

INVENTORY increased by $17.0 million from the beginning of the year to $28.0 million as at December 31, 2001. Of this increase, $10.2 million represents the inventory of business acquired during 2001 and the remainder reflects the timing of finished product shipments and the level of raw materials required for planned increases in production for portable and transportation fuel cells.

PROPERTY, PLANT & EQUIPMENT increased to $109.0 million from $54.5 million at the beginning of year. The increase primarily reflects the acquisitions made during the year, accounting for $46.8 million of the increase. Capital spending of $18.3 million, partially offset by depreciation of $10.0 million and disposals, accounted for the remaining increase. Capital spending was primarily for manufacturing processes, testing equipment and facility improvements at our initial manufacturing facility.

INTANGIBLE ASSETS increased by $143.6 million as a result of fuel cell technology, systems and sub-system technology, inprocess research and development and trades names of $1.0 million, $134.7 million, $11.3 million and $1.2 million respectively resulting from the acquisitions made during the year. This was partly offset by amortization of $4.6 million. Our determination of the allocation of the purchase price of the intangible and certain tangible assets of BPSAG and BPSC is based on a valuation provided by an independent public accounting firm.

GOODWILL of $184.9 million as at December 31, 2001 reflects the excess of the purchase price over the net of the amounts assigned to assets and liabilities of businesses acquired during the year. On July 1, 2001, we adopted the Canadian Institute of Chartered Accountants' recommendations on business combinations. The new recommendations require that goodwill recorded from an acquisition be subject to an impairment test instead of being amortized over its useful life. The acquisitions completed after June 30, 2001 have been recorded in accordance with the new recommendations.

INVESTMENTS decreased by $47.5 million during the year as BPSAG and BPSC were fully consolidated after the acquisition, whereas in 2000 these companies were accounted for on an equity basis. This was partly offset by investments made in our associated company EBARA BALLARD of $3.7 million and investments made in MicroCoating Technologies Inc., Graftech Inc. and QuestAir Technologies Inc. of $6.6 million, $5.1 million and $1.3 million, respectively.

ACCOUNTS PAYABLE AND ACCRUED LIABILITIES increased by $41.0 million from the beginning of the year, of which $21.7 million reflects the liabilities of companies acquired during the year. Accrued costs related to the acquisitions during the year accounted for $17.8 million of the increase and other changes including milestone liabilities to development partners accounted for the remaining $1.5 million.

ACCRUED WARRANTY LIABILITIES increased by $0.2 million to $16.6 million during the year. Warranty liabilities of $2.0 million assumed from acquired companies, were partly offset by a reduction in warranty for fuel cells. Based on positive experience with respect to reliability on stationary generator field trials and the expiration of warranty periods for our transportation fuel cells, we have reduced our warranty provision accordingly.

MINORITY INTEREST increased by $26.2 million to $36.5 million during the year. The increase reflects DaimlerChrysler's 49.9% ownership of BPSAG, partly offset by a $4.9 million reduction in the minority interest related to BGS. The reduction in BGS's minority interest is due to its losses during the year and the decline in the minority interest ownership of BGS resulting from the purchase of EBARA's interest in BGS.

LONG-TERM LIABILITIES include $5.0 million of deferred revenues, $2.1 million of pension liabilities and $0.6 million of other liabilities compared to $3.8 million of deferred revenue and $0.1 million of other liabilities in 2000.
The increase in deferred revenue during the year resulted from the sale of manufacturing rights by BGS to EBARA BALLARD, which resulted in a gain of $3.4 million. Of this, 49% or $1.6 million, representing our interest in EBARA BALLARD, is deferred and recognized in income over five years. Pension liabilities reflect the defined benefit plans for BPSAG and BPSC acquired on November 30, 2001.

                                                  BALLARD POWER SYSTEMS INC.  47

MANAGEMENT'S DISCUSSION & ANALYSIS CONTINUED


SHARE CAPITAL increased by $317.6 million from the beginning of the year to $1,051.8 million. The increase is primarily due to the issuance of $235.2 million in common shares to DaimlerChrysler and Ford on the closing of the acquisition of BPSAG and BPSC and a private placement of $34.5 million as part of the acquisition agreement with DaimlerChrysler and Ford. Shares issued as consideration for investments in BGS, MicroCoating Technologies Inc. and Graftech Inc. ($25.7 million, $4.5 million and $4.9 million, respectively), the exercise of $9.9 million of employee stock options and the exercise of $2.9 million of warrants granted to joint development partners in prior years accounted for the remainder of the increase. As at December 31, 2001, there were 104,814,074 common shares issued and outstanding, 7,257,429 options outstanding, and 450,000 warrants outstanding.

CAPITAL REQUIREMENTS, RESOURCES AND LIQUIDITY

As of December 31, 2001, we had cash, cash equivalents and short-term investments totaling $421.2 million. We will use our funds to meet our capital needs to fund the commercialization of our products for our target markets, including research and product development for PEM fuel cell products, electric drives and power electronics products, the purchase of equipment for our manufacturing facilities and the further development of high-volume manufacturing processes and business systems. Our actual funding requirements will vary depending on a variety of factors, including the success of integrating BPSAG and BPSC, the progress of our research and development efforts, our relationships with our strategic partners, our commercial sales and the results of our development and demonstration programs.

     We expect to incur net losses for the next several years as we continue to make significant investments in research and product development activities required to commercialize our products. We expect the acquisitions made during the year, and resulting expansion of our business, will increase our cash requirements. In 2002, we expect our cash requirements for ongoing operations and capital expenditures, excluding business integration and restructuring costs and merger and acquisition activities, to be between $122 million and $142 million.

     During 2002, we expect to fund an additional $36 million in cash requirements related to acquisition, business integration and restructuring costs as a result of the acquisition of BPSAG and BPSC. Of that amount $18 million is related to paying accruals of costs made in 2001. The 2002 expenditures will be for severance, the closure of redundant facilities and other costs associated primarily with realizing synergies from the acquisition of BPSAG and BPSC.

     Based on our current business strategy, as BPSAG and BPSC are fully integrated into Ballard, we expect our 2003 and 2004 total cash requirements, excluding any cash required for merger and acquisition activity, to decline relative to our expectations for 2002.

     We believe that our cash, cash equivalents and short-term investments will provide us with sufficient capital to fund our operations through 2004. In addition, we expect to raise additional capital by 2004 to continue to expand our business and production capacity beyond 2004. In addition to the CDN $55.0 million (US $34.5 million) provided on November 30, 2001, DaimlerChrysler and Ford have agreed to invest at least an additional CDN $55.0 million (US $34.5 million) if we undertake any equity offerings before November 30, 2004. At that time, DaimlerChrysler would invest CDN $30.0 million (US $18.8 million) and Ford would invest CDN $25.0 million (US $15.7 million). If external sources of financing are not available when needed or on acceptable terms, or if we experience significant cost overruns on any of our programs for which we cannot obtain additional funds, certain of our research and development activities or investments in manufacturing capacity may be delayed or eliminated, resulting in potential delays in the commercialization of our products. In addition, we regularly review acquisition opportunities (including those relating to intellectual property) and, depending on the size of the transaction, we may be required to raise additional capital through the issuance of equity or debt. If we are unable to raise additional capital on acceptable terms, we may be unable to pursue these acquisition opportunities.


48  BALLARD POWER SYSTEMS INC.

RISKS & UNCERTAINTIES

Our development and commercialization plans for Ballard PEM fuel cell products, electric drives and power electronics products which are presented in this Annual Report and Management's Discussion and Analysis are forward-looking statements as contemplated by the Safe Harbor provisions of the US Private Securities Litigation Reform Law of 1995. Forwardlooking statements are subject to risks and uncertainties including those detailed below.

     We are a development stage company and our business entails risks and uncertainties that affect our outlook and eventual results of our business and commercialization plan. The primary risks relate to meeting our product development and commercialization milestones, which require that our products exhibit the cost, durability, and performance required in a commercial product. There is also a risk that market acceptance might take longer to develop than anticipated. Our business plan recognizes and, to the extent possible, attempts to manage these risks by pursuing diverse end markets for our portable, stationary, transportation, and other products. Within these markets, our commercialization plan is focused on products that we believe have a competitive advantage. We are developing components and subsystems for fuel cell systems that we are leveraging into non-fuel cell applications to further our technology, generate near term revenues, reduce costs by increasing volumes and to develop the operating disciplines required to manufacture and sell commercial products. Additionally, the plan for product and market development is to work closely with strategic partners and key customers who together have the capability and understanding of their specific markets to develop products that incorporate our products to meet consumer requirements.

     The demonstration programs in stationary, transportation, and other applications that are required for development and testing of our products in actual field operations entail significant risks. These risks include problems or delays in demonstrations due to technical difficulties, inability to meet design performance goals, including power output, life and reliability, and for transportation applications, the risk of motor vehicle accidents. We mitigate these risks to the extent possible by having detailed project management, formal design reviews, reviews by external experts, contingency plans which anticipate likely problems, safety reviews, training and testing programs related to the operation and maintenance of fuel cells for portable power products, stationary generators and fuel cell engines for transportation, and by carrying appropriate liability insurance. However, there can be no assurance that the demonstrations will be successful in meeting our product development, market development and commercialization objectives.

     We are currently aware of over 50 companies located in Europe, the United States, Canada and Japan that are developing PEM fuel cells and PEM fuel cell systems. Each of these competitors has the potential to capture market share in various markets to our detriment. Many of these companies are very large in comparison to us and have extensive manufacturing, marketing, and sales capabilities. We seek to maintain our technology lead through our strong intellectual property position, which will act as a barrier against competitors, and by continuing to invest in technology development. However, there can be no assurance that the present or future issued patents will protect our technology lead. Our patents that have been obtained or applied for will expire during the period from 2009 to 2021. We also rely upon know-how and trade secrets to maintain our technology lead. However, there is no assurance that this information can be completely protected.

     In addition to the competition faced from other fuel cell manufacturers, Ballard(R) fuel cell products must also compete with alternative power products (such as advanced batteries and internal combustion engine hybrid engine systems) and existing, established combustion engines, including internal combustion engines and turbines, which are currently in wide use and have established operating and cost features. Our commercialization plan seeks to overcome this competition by focusing on fuel cell products where a competitive advantage exists and by relying on the large overall size of the portable and stationary power generation and transportation markets to ensure a sufficient market for our products. Additionally, we are leveraging our components and subsystems into non-fuel cell markets to create early revenue and further develop our fuel cell technology.

     One of our markets is for stationary generators, a market that is being driven by deregulation and restructuring of the electric utility industry globally and the requirements of utilities, independent power producers, and end users. The deregulation of the electric utility industry is subject to government policies that will, over time, determine its pace and extent. Changes in government and public policy over time could impact deregulation and therefore adversely affect our schedule for commercial-


                                                  BALLARD POWER SYSTEMS INC.  49

MANAGEMENT'S DISCUSSION & ANALYSIS CONTINUED


izing stationary generators. We seek to manage this risk by focusing on fuel cell products where a clear competitive advantage over conventional power sources exists and by relying on the large overall size of the international stationary markets, many of which are already deregulated, to mitigate the effects of government policy changes in any one jurisdiction.

     The market for Ballard(R) fuel cell transportation products is driven by environmental policies. Unfavorable government action related to these policies could have an adverse effect on our outlook and result in delays in the introduction of our products. For example, the ZEV mandate in California has been delayed or scaled back three times, and New York and Massachusetts have recently proposed delaying their ZEV mandate until 2007. California is leading the changes with the requirement that automakers earn zero-emission vehicle credits totaling 10% of vehicles sold beginning in 2003 with at least 2% of the requirement being met by zero-emission vehicles alone. We plan to have fuel cells available to meet the requirements of automotive companies, many of which target 2003-2005 for the introduction of their first fuel cell vehicles. The ZEV regulations that impact buses and large transit agencies (over 200 buses) in California are separate from the regulations for cars and light-duty trucks. Under the bus regulations, each transit agency that is choosing a diesel path is required to demonstrate three zero-emission buses (ZEBs) beginning in 2003 and to have ZEBs account for 15% of their fleet starting in 2008. Any changes in the California regulations may affect the timing of this introduction. However, there can be no assurance that transit agencies will purchase buses powered by Ballard(R) fuel cell engines when available.

     The acquisition of BPSAG and BPSC poses many challenges to our business, including developing and implementing a unified business plan and administrative structure, consolidating complementary development programs, developing common processes and coordinating our expanded business operations. We have not completed an acquisition of this size or scope and the integration may divert the attention of our management and disrupt our current operations. We seek to mitigate this risk by having an integration management team that is responsible for implementing detailed integration plans.

     As described under "Capital Requirements, Resources and Liquidity", we are subject to the risk that if sufficient funds from internal or external sources are not available to us to meet the requirements of our development and commercialization programs, certain research and development activities and the addition of manufacturing capacity may be delayed or eliminated, resulting in changes to our commercialization plans. We seek to mitigate this risk by securing funding commitments from a variety of sources, by maintaining a substantial cash reserve, by being financially conservative in our expenditures and by maintaining good communications with investors and investment bankers to gain access to the public equity markets.

     We are also subject to normal operating risks such as credit risks and foreign currency risks. Our credit risks are minimal, as our customers are mainly large corporations and governments. Foreign currency sales and purchases are made mainly in Euros and Canadian dollars. Over time Euro and Canadian cash balances are matched, to the extent possible, to planned purchases in Euro or Canadian dollars. In addition, where we have large foreign currency purchase commitments, which exceed our Euro or Canadian cash balances, we will enter into forward contracts to hedge our position. This approach reduces Ballard's exposure to material foreign currency exchange fluctuation risk.

QUARTERLY FINANCIAL DATA (UNAUDITED)


                                                                      THREE MONTHS ENDED
(EXPRESSED IN THOUSANDS OF U.S. DOLLARS,             ------------------------------------------------------
EXCEPT PER SHARE AMOUNTS)                             DEC. 31        SEP. 30        JUN. 30        MAR. 31
----------------------------------------             ---------      ---------      ---------      ---------
YEAR ENDED DECEMBER 31, 2001
Revenue                                              $ 13,321        $  9,666       $  9,376       $  3,841
Net loss                                             $(36,025)       $(20,352)      $(25,721)      $(14,063)
Net loss per share                                   $  (0.37)       $  (0.22)      $  (0.28)      $  (0.16)
Weighted average common shares outstanding (000s)      96,559          90,483         90,309         89,462

YEAR ENDED DECEMBER 31, 2000
Revenue                                              $ 12,035        $  8,566       $  2,671       $  2,525
Net loss                                             $(29,301)       $ (3,584)      $(11,690)      $ (9,257)
Net loss per share                                   $  (0.33)       $  (0.04)      $  (0.13)      $  (0.11)
Weighted average common shares outstanding (000s)      87,902          88,592         88,296         85,477



50  BALLARD POWER SYSTEMS INC.

MANAGEMENT REPORT

The consolidated financial statements contained in this annual report have been prepared by management in accordance with Canadian generally accepted accounting principles. The integrity and objectivity of the data in these consolidated financial statements are management's responsibility. Management is also responsible for all other information in the annual report and for ensuring that this information is consistent, where appropriate, with the information and data contained in the consolidated financial statements.

     In support of its responsibility, management maintains a system of internal controls to provide reasonable assurance as to the reliability of financial information and the safeguarding of assets. Some of the assets and liabilities include amounts which are based on estimates and judgments as their final determination is dependent on future events.

     The Board of Directors is responsible for ensuring that management fulfils its responsibilities for financial reporting and internal control and exercises this responsibility through the Audit Committee. The Audit Committee consists of three directors who are not involved in the daily operations of the Company. The functions of the committee are to: review the system of internal controls; review any relevant accounting, financial and security regulatory matters; and recommend the appointment of external auditors. The Audit Committee meets on a regular basis with management and the auditors of the Company to satisfy itself that their responsibilities have been properly discharged.

     The external auditors, KPMG LLP, conduct an independent examination, in accordance with Canadian generally accepted auditing standards, and express their opinion on the financial statements. Their examination includes a review and evaluation of our system of internal controls and appropriate tests and procedures to provide reasonable assurance that the consolidated financial statements are presented fairly and in accordance with Canadian generally accepted accounting principles. The external auditors have full access to management and the Audit Committee with respect to their findings concerning the fairness of financial reporting and the adequacy of internal controls.

"FIROZ RASUL"              "PAUL LANCASTER"             "DAVID SMITH"

FIROZ RASUL                 PAUL LANCASTER               DAVID SMITH
Chairman of the             Vice President,              Vice President,
Board and Chief             Finance                      Controller
Executive Officer           February 14, 2001            February 14, 2001
February 14, 2001



AUDITORS' REPORT TO SHAREHOLDERS

We have audited the consolidated balance sheets of Ballard Power Systems Inc. as at December 31, 2001 and 2000 and the consolidated statements of operations and accumulated deficit and cash flows for each of the years in the three-year period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2001 and 2000 and the results of its operations and its cash flows for each of the years in the three year period then ended in accordance with Canadian generally accepted accounting principles.

[KPMG logo]

CHARTERED ACCOUNTANTS
Vancouver, Canada
February 14, 2002


52  BALLARD POWER SYSTEMS INC.

CONSOLIDATED BALANCE SHEETS

                                                                         CHANGE IN CURRENCY -- NOTE 2
                                                                       --------------------------------
DECEMBER 31 (EXPRESSED IN THOUSANDS OF U.S. DOLLARS)                       2001                2000
----------------------------------------------------                   ------------         -----------
ASSETS

CURRENT ASSETS:
Cash and cash equivalents                                               $  140,774            $ 181,294
Short-term investments                                                     280,475              301,987
Accounts receivable (notes 4 and 15)                                        17,312               14,476
Inventories (note 5)                                                        28,046               11,078
Prepaid expenses                                                               873                  419
                                                                        ----------            ---------
                                                                           467,480              509,254
PROPERTY, PLANT AND EQUIPMENT (note 6)                                     109,006               54,480
INTANGIBLE ASSETS (note 7)                                                 170,453               26,849
GOODWILL (note 3)                                                          184,930                   --
INVESTMENTS (note 8)                                                        26,241               73,697
OTHER LONG-TERM ASSETS                                                       1,209                1,067
                                                                        ----------            ---------
                                                                        $  959,319            $ 665,347
                                                                        ==========            =========

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued liabilities (notes 9 and 15)               $   59,307            $  18,336
Deferred revenue                                                             1,944                  492
Accrued warranty liabilities                                                16,622               16,387
                                                                        ----------            ---------
                                                                            77,873               35,215
LONG-TERM LIABILITIES (note 10)                                              7,723                3,881
MINORITY INTEREST                                                           36,517               10,294
                                                                        ----------            ---------
                                                                           122,113               49,390
SHAREHOLDERS' EQUITY:
SHARE CAPITAL (note 12)                                                  1,051,811              734,165
ACCUMULATED DEFICIT                                                       (214,369)            (118,208)
CUMULATIVE TRANSLATION ADJUSTMENT                                             (236)                  --
                                                                        ----------            ---------
                                                                           837,206              615,957
                                                                        ----------            ---------
                                                                        $  959,319            $ 665,347
                                                                        ==========            =========

Commitments and contingencies (notes 12 and 13)

See accompanying notes to consolidated financial statements.

                                             "DOUGLAS WHITEHEAD"       "STEPHEN BELLRINGER"
                                             -------------------       --------------------
Approved on behalf of the Board               Director                  Director


                                                  BALLARD POWER SYSTEMS INC.  53

CONSOLIDATED STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT


                                                                         CHANGE IN CURRENCY -- note 2
YEARS ENDED DECEMBER 31 (EXPRESSED IN THOUSANDS OF                 ------------------------------------------
U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)                               2001            2000            1999
----------------------------------------------------               ----------      ----------      ----------
PRODUCT REVENUES                                                    $  32,050       $  25,797        $ 20,815
ENGINEERING SERVICE REVENUE                                             4,154              --              --
INVESTMENT AND OTHER INCOME                                            24,529          27,902           9,893
                                                                    ---------       ---------        --------
                                                                       60,733          53,699          30,708
COST OF REVENUES AND EXPENSES:
Cost of product revenues                                               33,415          34,578          18,695
Research and product development                                       82,686          54,315          38,945
General and administrative                                             15,046           8,952           7,281
Marketing                                                               3,450           1,973           1,862
Amortization of intangible assets                                       4,550           2,302           2,301
Capital taxes                                                             444             677             298
                                                                    ---------       ---------        --------
                                                                      139,591         102,797          69,382
                                                                    ---------       ---------        --------
LOSS BEFORE UNDERNOTED                                                (78,858)        (49,098)        (38,674)

EQUITY IN LOSS OF ASSOCIATED COMPANIES                                (23,541)        (21,947)        (12,814)
MINORITY INTEREST                                                       8,002          10,526           4,277
BUSINESS INTEGRATION AND RESTRUCTURING COSTS (note 3)                  (3,700)             --              --
GAIN ON ISSUANCE OF SHARES BY SUBSIDIARY (note 15)                        997          15,561           2,721
LICENSE AND ROYALTY INCOME (FEES) (note 8)                              1,797          (7,687)         (1,614)
                                                                    ---------       ---------        --------
LOSS BEFORE INCOME TAXES                                              (95,303)        (52,645)        (46,104)

INCOME TAXES (note 14)                                                    858           1,187             480
                                                                    ---------       ---------        --------
NET LOSS                                                              (96,161)        (53,832)        (46,584)

ACCUMULATED DEFICIT, BEGINNING OF YEAR                               (118,208)        (64,376)        (17,792)
                                                                    ---------       ---------        --------
ACCUMULATED DEFICIT, END OF YEAR                                    $(214,369)      $(118,208)       $(64,376)
                                                                    =========       =========        ========
LOSS PER SHARE (note 18)                                            $   (1.05)      $   (0.61)       $  (0.56)
                                                                    =========       =========        ========

See accompanying notes to consolidated financial statements.


54  BALLARD POWER SYSTEMS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                           CHANGE IN CURRENCY -- note 2
YEARS ENDED DECEMBER 31 (EXPRESSED IN THOUSANDS OF                  ------------------------------------------
U.S. DOLLARS)                                                          2001            2000            1999
----------------------------------------------------                ----------      ----------      ----------
CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES:
Net loss                                                            $ (96,161)      $ (53,832)      $ (46,584)
Items not affecting cash:
Gain on issuance of shares by subsidiary                                 (997)        (15,561)         (2,721)
Depreciation and amortization                                          14,638           8,440           6,403
License and royalty income (fees)                                      (1,797)          5,427           1,614
Equity in loss of associated companies                                 23,541          21,947          12,814
Minority interest                                                      (8,002)        (10,526)         (4,277)
Other                                                                    (144)            437              --
                                                                    ---------        --------       ---------
                                                                      (68,922)        (43,668)        (32,751)
CHANGES IN NON-CASH OPERATING WORKING CAPITAL:
Accounts receivable                                                    11,020           2,175          (8,035)
Inventories                                                            (3,884)         (5,647)         (1,276)
Prepaid expenses                                                          (73)            345            (239)
Accounts payable and accrued liabilities                                5,714           4,498            (175)
Deferred revenue                                                        1,122            (313)         (1,118)
Accrued warranty liabilities                                              235           5,259           2,527
                                                                    ---------        --------       ---------
                                                                       14,134           6,317          (8,316)
                                                                    ---------        --------       ---------
Cash used by operations                                               (54,788)        (37,351)        (41,067)

INVESTMENTS:
Net decrease (increase) in short-term investments                      21,512        (131,141)       (112,510)
Additions to property, plant and equipment                            (18,329)        (20,153)        (16,061)
Proceeds on sale of fixed assets                                          722              --              --
Proceeds on licensing of manufacturing rights                           3,362              --              --
Investments                                                           (14,444)        (25,335)             --
Acquisition of other companies                                        (27,714)             --              --
Other long-term assets                                                   (142)           (848)           (220)
Long-term liabilities                                                    (110)             --              --
                                                                    ---------        --------       ---------
                                                                      (35,143)       (177,477)       (128,791)

FINANCING:
Net proceeds on issuance of share capital                              47,331         318,169           3,637
Proceeds on issuance of shares by subsidiary                            2,352          23,737           1,819
Other                                                                     (77)            (74)            (68)
                                                                    ---------        --------       ---------
                                                                       49,606         341,832           5,388
                                                                    ---------        --------       ---------
FOREIGN EXCHANGE LOSS ON CASH AND CASH EQUIVALENTS
  DENOMINATED IN A FOREIGN CURRENCY                                      (195)             --              --
                                                                    ---------        --------       ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                      (40,520)        127,004        (164,470)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                          181,294          54,290         218,760
                                                                    ---------        --------       ---------

CASH AND CASH EQUIVALENTS, END OF YEAR                              $ 140,774        $181,294       $  54,290
                                                                    =========        ========       =========

Supplemental disclosure of cash flow information (note 16)

See accompanying notes to consolidated financial statements.


                                                  BALLARD POWER SYSTEMS INC.  55

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2001, 2000 and 1999 (Tabular amounts expressed in thousands of U.S. dollars except per share amounts and number of shares)


1  SIGNIFICANT ACCOUNTING POLICIES

(a) DESCRIPTION OF BUSINESS: The principal business of Ballard Power Systems Inc. (the "Company" or "Ballard") is the development and commercialization of proton exchange membrane fuel cells, fuel cell engines and sub-systems, electric drives and power electronic products. The Company's principal customers are major industrial concerns and government agencies.

(b) USE OF ESTIMATES: The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these consolidated financial statements and notes thereto. Significant areas requiring management to make estimates include product warranty obligations, revenue recognition and recoverability of intangibles and goodwill. Actual results could differ from those estimates.

(c) BASIS OF PRESENTATION: The consolidated financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP"). Material measurement differences to United States generally accepted accounting principles are disclosed in note 19.

The consolidated financial statements include the accounts of the Company's principal subsidiaries as follows:

PERCENTAGE OWNERSHIP                            2001        2000        1999
--------------------                           ------      ------      ------
Ballard Advanced Materials Corporation          77.5        77.5        77.5
Ballard Capital Inc.                           100.0       100.0       100.0
Ballard Generation Systems Inc.                 68.3        59.5        67.8
Ballard Material Products Inc. (note 3)        100.0          --          --
Ballard Power Corporation                      100.0       100.0       100.0
Ballard Power Systems AG (note 3)               50.1        26.7        26.7
Ballard Power Systems Corporation (note 3)     100.0        20.9        20.9
                                               -----       -----       -----

All significant intercompany balances and transactions have been eliminated.

(d) CASH AND CASH EQUIVALENTS: Cash and cash equivalents consist of cash on deposit and highly liquid short-term interest bearing securities with maturities at the date of purchase of three months or less. Interest earned and any market value losses are recognized immediately in the statement of operations.

(e) INCOME TAXES: The Company follows the asset and liability method for accounting for income taxes. Under this method, future income taxes are recognized for the future income tax consequences attributable to differences between the financial statement carrying values of assets and liabilities and their respective income tax bases (temporary differences). The resulting changes in the net future tax asset or liability are included in income. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is included in income in the period that includes the substantive enactment date. Future income tax assets are evaluated and if realization is not considered to be "more likely than not", a valuation allowance is provided.

(f) INVESTMENTS: Short-term investments, all of which are categorized as available-for-sale, are carried at the lower of cost and quoted market value.

     Investments in shares of companies over which the Company has the ability to exercise significant influence are accounted for by the equity method. Investments in companies where significant influence does not exist, are carried at cost.

(g) INVENTORIES: Inventories are recorded at the lower of cost and net realizable value. Costs of materials are determined on an average per unit basis. Work-in-progress and finished goods inventories include materials, labour and production overhead.

56  BALLARD POWER SYSTEMS INC.

(h) PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment are initially recorded at cost and are amortized from the date of acquisition or, in respect of internally constructed assets, from the time an asset is completed and ready for use, using the straight-line method over the estimated useful lives of the assets as follows:

Building                                                         30 to 39 years
Computer equipment                                                 4 to 7 years
Furniture and fixtures                                            5 to 10 years
Leasehold improvements            The shorter of initial term of the respective
                                                lease and estimated useful life
Production and test equipment                                     2 to 10 years


(i) INTANGIBLE ASSETS: Fuel cell technology, system and sub-system technology, in-process research and development and trade names acquired from third parties by the Company are recorded at cost and amortized using the straight-line method over their estimated useful lives of 5 to 15 years.

(j) GOODWILL: The excess of the purchase price of businesses acquired over the fair values assigned to identifiable assets acquired and liabilities assumed is recognized as goodwill in the Company's consolidated financial statements. Goodwill on acquisitions completed prior to July 1, 2001 is amortized, on a straight line basis over 15 years.

     On July 1, 2001, the Company adopted the Canadian Institute of Chartered Accountants' ("CICA") recommendations on business combinations. The Company has adopted this new standard prospectively. The recommendations require that all acquisitions completed after June 30, 2001 be accounted for using the purchase method. As well, goodwill recorded from an acquisition will be subject to an annual impairment test instead of being amortized over its estimated useful life. If impaired, the excess of the carrying amount over the fair value of goodwill is charged to the income statement. The Company's acquisitions completed after June 30, 2001, have been recorded under these new recommendations (note 3).

(k) REVENUE RECOGNITION: Revenue from long-term fixed price contracts is determined under the percentage-of-completion method where revenues are recognized on a pro-rata basis in relation to contract costs incurred. Unbilled revenues (included in accounts receivable) represents revenues earned in excess of amounts billed on uncompleted contracts. Deferred revenue represents amounts billed to, or cash received from, customers in excess of revenue recognized on uncompleted contracts. Revenue from short-term contracts is recognized at the time of shipment. Revenue from engineering services is recognized as services are rendered.

(l) GOVERNMENT ASSISTANCE AND INVESTMENT TAX CREDITS: Government assistance and investment tax credits are recorded as either a reduction of the cost of the applicable assets or credited in the statement of operations as determined by the terms and conditions of the agreements under which the assistance is provided to the Company or the nature of the expenditures which gave rise to the credits. Government assistance and investment tax credit receivables are recorded when their receipt is reasonably assured.

(m) RESEARCH AND PRODUCT DEVELOPMENT EXPENDITURES: Research and product development costs are expensed as they are incurred in accordance with specific criteria as set out under Canadian generally accepted accounting principles.

(n) PATENTS AND LICENSE AGREEMENTS: Costs incurred in establishing and acquiring patents and license agreements are expensed in the period incurred or acquired.

(o) ACCRUED WARRANTY LIABILITIES: At the time of revenue recognition, the Company provides for future warranty costs on products sold based on management's best estimates of such costs taking into account past experience and the nature of the contracts.

                                                  BALLARD POWER SYSTEMS INC.  57

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED

1  SIGNIFICANT ACCOUNTING POLICIES CONTINUED

(p) EMPLOYEE FUTURE BENEFIT PLANS: The Company has two defined benefit pension plans covering employees in the United States and Germany. The benefits are based on years of service and the employee's compensation level. The Company accrues its obligations under employee benefit plans and the related costs, net of plan assets. The cost of pensions earned by employees is actuarially determined using the projected benefit method prorated on service and management's best estimate of expected plan investment performance, salary escalation and retirement ages of employees. For the purpose of calculating the expected rate of return of plan assets, those assets have been valued at fair value. The excess of the net actuarial gain (loss) over 10% of the greater of the benefit obligation and the fair value of plan assets is amortized over the average remaining service period of active employees.

(q) TRANSLATION OF FOREIGN CURRENCIES: As at December 31, 2001, the Company changed its measurement and reporting currency (note 2).

     Transactions in foreign currencies are translated at the exchange rate in effect at the transaction date. Monetary assets and liabilities denominated in other than the measurement currency are translated at the exchange rates in effect at the balance sheet date. The resulting exchange gains and losses are recognized in earnings.

     For self-sustaining foreign operations, where the Company's measurement and reporting currency is not the primary currency for measurement, the current rate method is used. As a result, assets and liabilities are translated into U.S. dollars at exchange rates in effect at the balance sheet date, and revenues and expenses are translated at average rates for the period. Unrealized translation gains and losses resulting from this translation, are accumulated in a separate component of shareholders' equity described as cumulative translation adjustment.

(r) SHARE-BASED COMPENSATION PLANS: The Company issues shares and share options under its share-based compensation plans as described in note 12. No compensation expense is recognized for these plans when shares or share options are issued to employees. Any consideration paid by employees on exercise of share options or purchase of shares is credited to share capital.

(s) LOSS PER SHARE: Beginning January 1, 2001, the Company retroactively adopted the CICA's new recommendations on earnings per share calculations. Under these recommendations, diluted earnings per share under Canadian GAAP is calculated using the treasury share method which is consistent with the calculation under U.S. GAAP for diluted earnings per share. In all years presented, there was no difference between the amount calculated under the two methods.

(t) COMPARATIVE FIGURES: Certain comparative figures have been reclassified to conform with the presentation adopted for the current year.

2 CHANGE IN MEASUREMENT AND REPORTING CURRENCY

As at December 31, 2001, the Company adopted the U.S. dollar as its primary currency of measurement and reporting. In prior years, the Company's financial statements were measured and reported in Canadian dollars. Over the past few years, and specifically with the acquisition in 2001 of Ballard Material Products Inc., XCELLSIS AG, and Ecostar Electric Drive Systems L.L.C. in 2001, the Company's exposure to the U.S. dollar has increased significantly. Consequently, a high percentage of the cash generated and expended by the Company is in U.S. dollars. In addition, the primary currency in which Ballard raises capital is the U.S. dollar. For these reasons, the U.S. dollar best reflects the primary economic environment in which the Company operates. In accordance with Canadian GAAP, all financial statements amounts for 2001 and prior years have been translated into U.S. dollars using the exchange rate in effect at December 31, 2001 which was U.S.$1.00 equals CAN$1.5926.

     As a result of the change in the Company's currency of measurement, foreign currency risk has changed from non-Canadian dollar denominated monetary assets and liabilities to non-U.S. dollar denominated monetary assets and liabilities, and the impact of exchange rate changes relative to the U.S. dollar. The ultimate effects of the change on the Company's financial position and results of operations will only be determinable in the future based on exchange rate changes that occur in such periods.


58  BALLARD POWER SYSTEMS INC.

3 BUSINESS ACQUISITIONS

(a) ACQUISITION OF XCELLSIS AG AND ECOSTAR ELECTRIC DRIVE SYSTEMS L.L.C.: On November 30, 2001, the Company increased its ownership of XCELLSIS AG (subsequently changed to Ballard Power Systems AG ("BPSAG")) to 50.1% from 26.7% and its ownership of Ecostar Electric Drive Systems L.L.C. (subsequently changed to Ballard Power Systems Corporation ("BPSC")) to 100% from 20.9%. The Company's additional interests in these companies were acquired from our Vehicular Alliance partners DaimlerChrysler AG ("DaimlerChrysler") and Ford Motor Company ("Ford") in exchange for shares. BPSAG is primarily engaged in the development, production and sale of proton exchange membrane fuel cell engines and sub-systems for transportation purposes. BPSC is primarily engaged in the development, production and sale of electric drive systems for use in vehicles and power electronic products. The aggregate purchase price is estimated at $252,316,000 ($83,420,000 for BPSAG and $168,896,000 for BPSC) which includes the issuance of 10,790,311 shares valued at $235,237,000 and payments totaling $17,079,000 for estimated acquisition costs. The value of each common share issued was $21.80, which is based on the average quoted market price of the Company's common shares around the announcement date of the acquisition, being October 2, 2001.

     Included in the liabilities assumed on the acquisition of BPSAG is $4,260,000 of severance and lease termination costs relating to certain employees of BPSAG and the closure of certain buildings used by a former subsidiary of BPSAG. The termination and closure plan is expected to be completed during 2002. As at December 31, 2001 no costs have been charged against the liability recorded on acquisition.

     The Company has incurred $3,700,000 of business integration and restructuring costs associated with the acquisition of BPSAG and BPSC, which have been expensed in the year. These costs consist primarily of termination benefits paid to certain Ballard employees and employee and public communication costs related to the transaction.

     The acquisition of BPSAG and BPSC has been accounted for under the purchase method with Ballard identified as the acquirer, accordingly, the results of operations of BPSAG and BPSC have been consolidated from the date of acquisition.

     In order to complete the acquisition of BPSAG in an efficient manner under German tax law, Ballard and DaimlerChrysler have entered into a forward sale agreement, whereby Ballard will acquire the remaining 49.9% interest in BPSAG on or before November 15, 2004 in exchange for 7,613,212 shares, such that Ballard ultimately will own 100% of BPSAG.

     The cost of acquisition has been allocated to the acquired assets and liabilities assumed as follows:

                                           BPSAG          BPSC          TOTAL
                                         ---------      ---------     ---------
Current assets                           $ 17,092       $  9,356      $ 26,448
Property, plant and equipment              25,446         15,156        40,602
Intangible assets                          56,748         78,177       134,925
Goodwill                                   66,224        102,724       168,948
                                         --------       --------      --------
                                          165,510        205,413       370,923
Current liabilities                       (28,417)        (6,122)      (34,539)
Other liabilities                          (2,173)          (925)       (3,098)
Minority interest                         (33,273)            --       (33,273)
                                         --------       --------      --------
                                          101,647        198,366       300,013

Less: Ballard's existing equity
  investment                              (18,227)       (29,470)      (47,697)
                                         --------       --------      --------
Purchase price                           $ 83,420       $168,896      $252,316
                                         ========       ========      ========

On November 30, 2001, as part of this transaction, DaimlerChrysler and Ford purchased, by way of a private placement, 1,103,549 common shares of Ballard for $18,837,000 and 919,624 common shares of Ballard for $15,698,000, respectively, for a total investment of $34,535,000.

                                                  BALLARD POWER SYSTEMS INC.  59

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED

3 BUSINESS ACQUISITIONS CONTINUED

On December 31, 2001, Ballard acquired the remaining 49.9% of two subsidiaries of BPSAG. The amount of goodwill resulting from this transaction was $2,663,000.

(b) ACQUISITION OF BALLARD MATERIAL PRODUCTS INC. ("BMP"): On May 25, 2001, Ballard purchased the carbon products business unit of Textron Systems Inc. for cash of $13,507,000, plus estimated acquisition costs of $924,000. The purchase price allocation has been assigned to the specific assets acquired and liabilities assumed.

     The acquisition of BMP has been accounted for using the purchase method of accounting and the results of operations have been included in the financial statements since the acquisition date.

     The cost of acquisition has been allocated to the acquired assets as follows:


Current assets                                          $ 4,770
Property, plant and equipment                             7,752
Intangible assets                                           957
Goodwill                                                  1,366
Other assets                                                304
                                                        -------
                                                         15,149
Current liabilities                                        (718)
                                                        -------
Purchase price                                          $14,431
                                                        =======

(c) ACQUISITION OF 10.6% OF BALLARD GENERATION SYSTEMS INC. ("BGS"): On December 12, 2001, Ballard purchased all BGS shares owned by EBARA Corporation (EBARA) representing 10.6% of BGS's outstanding shares. The purchase price was $25,787,000 including $25,740,000 funded through the issuance of 1,233,566 Ballard shares and $47,000 of transaction costs. The value of each common share issued is based on the average quoted market price of the Company's common shares around the announcement date of the acquisition, being October 1, 2001. The acquisition of the minority interest has been accounted for by the purchase method effective December 12, 2001, the date the purchase closed. The excess of the purchase price over the fair value of the net assets acquired is $24,286,000, of which $12,012,000 has been allocated to goodwill and $12,274,000 to intangible assets. Upon the completion of this transaction, Ballard owned 68.3% of BGS and FirstEnergy Corp. ("FirstEnergy") (formerly GPU International Inc.) and ALSTOM SA (ALSTOM) owned 31.7%.

4 ACCOUNTS RECEIVABLE

                                                         2001            2000
                                                      ---------       ---------
Long-term contracts                                    $ 1,330          $ 7,471
Short-term contracts                                    12,458            4,655
Other                                                    3,524            2,350
                                                       -------          -------
                                                       $17,312          $14,476
                                                       =======          =======

5 INVENTORIES

                                                         2001            2000
                                                      ---------       ---------
Materials                                              $15,244          $ 5,426
Work-in-progress                                        10,361            5,188
Finished goods                                           2,441              464
                                                       -------          -------
                                                       $28,046          $11,078
                                                       =======          =======


60  BALLARD POWER SYSTEMS INC.

6 PROPERTY, PLANT AND EQUIPMENT

                                                       2001                                         2000
                                      --------------------------------------     ---------------------------------------
                                                 ACCUMULATED      NET BOOK                   ACCUMULATED      NET BOOK
                                        COST     DEPRECIATION       VALUE          COST      DEPRECIATION       VALUE
                                      -------   --------------   -----------     -------    --------------   -----------
Land                                 $  4,803     $     --        $  4,803       $ 3,583       $    --        $  3,583
Building                               13,620        1,318          12,302         9,569           828           8,741
Computer equipment                     18,492        6,168          12,324         8,146         4,092           4,054
Furniture and fixtures                  5,527        1,966           3,561         3,409         1,553           1,856
Leasehold improvements                 15,155        1,807          13,348         5,747         1,177           4,570
Production and test equipment          77,771       16,417          61,354        38,668        10,096          28,572
Deposits on production equipment        1,314           --           1,314         3,104            --           3,104
                                     --------     --------        --------       -------       -------        --------
                                     $136,682     $ 27,676        $109,006       $72,226       $17,746        $ 54,480
                                     ========     ========        ========       =======       =======        ========

The deposits on manufacturing equipment are advances to external suppliers for assets under construction. These assets will be amortized over a period of 10 years once they are placed into use by the Company.

     Included in computer equipment and furniture and fixtures above are assets under capital lease at a cost of $721,000 (2000 - $721,000). Accumulated depreciation on these assets is $588,000 (2000 - $521,000).

7 INTANGIBLE ASSETS

                                                     ACCUMULATED      NET BOOK
2001                                      COST       DEPRECIATION       VALUE
----                                    --------    -------------     ---------
Fuel cell technology                    $ 35,481       $  9,976        $ 25,505
System and sub-system technology         134,689          2,039         132,650
In-process research and development       11,276            188          11,088
Trade names                                1,231             21           1,210
                                        --------       --------        --------
                                        $182,677       $ 12,224        $170,453
                                        ========       ========        ========

                                                     ACCUMULATED       NET BOOK
2000                                      COST       DEPRECIATION        VALUE
----                                    --------    -------------     ---------
Fuel cell technology                    $ 34,524       $  7,675        $ 26,849
                                        ========       ========        ========

The Company obtains protection of its intellectual property, which it develops by appropriate filing for patents in Canada, the United States and other countries. Legal expenditures in 2001 of $1,965,000 (2000 - $1,199,000; 1999 -
$861,000) related to such filings are included in research and product development.


                                                  BALLARD POWER SYSTEMS INC.  61

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED

8 INVESTMENTS

Investments are comprised of the following:

                                                 2001                          2000
                                       ------------------------     --------------------------
                                                     PERCENTAGE                     PERCENTAGE
                                        AMOUNT        OWNERSHIP      AMOUNT          OWNERSHIP
                                       --------     -----------     --------      ------------
Ballard Power Systems AG                $    --          50.1       $ 31,358           26.7
Ballard Power Systems Corporation            --         100.0         31,232           20.9
ALSTOM Ballard GmbH                          --          49.0            278           49.0
EBARA BALLARD Corporation                 2,829          49.0            364           49.0
QuestAir Technologies Inc.               11,730           9.7         10,465           10.0
MicroCoating Technologies Inc.            6,578           3.0             --             --
Graftech Inc.                             5,104           2.5             --             --
                                        -------         -----       --------          -----
                                        $26,241                     $ 73,697
                                        =======                     ========

Effective November 30, 2001, the Company increased its ownership of BPSC from 20.9% to 100% and of BPSAG from 26.7% to 50.1%. Accordingly, the results of operations of BPSAG and BPSC have been consolidated from the date of acquisition (note 3(a)). In 2001, prior to the date of these acquisitions, the Company invested cash of $4,855,000 (2000 - $11,867,000) in BPSAG and $2,246,000 (2000 -
$3,002,000) in BPSC.

     ALSTOM Ballard GmbH (ALSTOM Ballard) and EBARA BALLARD Corporation (EBARA BALLARD) are associated companies and are accounted for using the equity method. QuestAir Technologies Inc. (QuestAir), MicroCoating Technologies Inc. (MicroCoating), and Graftech Inc. (Graftech) are not associated companies and are carried at cost.

     In June 2001, Ballard entered into a development and collaboration agreement with Graftech that included Ballard acquiring 2.5% ownership interest in Graftech. The purchase was funded through the issuance of 92,685 common shares valued at $4,856,000. Included in investments are related acquisition costs of $248,000.

     In May 2001, Ballard entered into a collaboration, license and supply agreement with MicroCoating that included Ballard acquiring approximately 3% of the equity of MicroCoating on a fully diluted basis in exchange for $7,000,000. The purchase was funded by the payment of $1,900,000 in cash, and $4,000,000 through the issuance of 88,963 common shares valued at $4,482,000. A remaining cash payment of $1,100,000 will be paid upon completion of certain performance milestones. Included in the investment are related acquisition costs of $196,000.

     In March of 2001, the company made an additional investment in QuestAir of $1,265,000 in cash including acquisition costs. During 2000, the Company entered into a joint development agreement with QuestAir that included the Company acquiring a 10% interest in QuestAir, on a fully diluted basis, in exchange for $10,465,000 in cash.

     In 2001 Ballard Generation Systems (BGS) made an additional investment of $3,736,000 in EBARA BALLARD, representing Ballard's proportionate share of financing by that company's shareholders. The additional investment was satisfied through licensing to EBARA BALLARD manufacturing rights for $3,736,000. The granting of these rights resulted in a gain of $3,362,000, of which $1,565,000 representing Ballard's 49% has been deferred and will be recognized over five years. Ballard's equity interests in EBARA BALLARD continues to be 49%.


62  BALLARD POWER SYSTEMS INC.

9 ACCOUNTS PAYABLE AND ACCRUED LIABILITIES


                                                        2001            2000
                                                      --------        --------
Trade accounts payable                                 $17,862         $13,059
Other liabilities                                       28,067           2,163
Wages payable                                           12,617           2,094
Taxes payable                                              761           1,020
                                                       -------        --------
                                                       $59,307         $18,336
                                                       =======        ========

10 LONG-TERM LIABILITIES

                                                        2001            2000
                                                      --------        --------
Deferred revenue                                        $4,996          $3,761
Pension liability (note 11)                              2,089             --
Other                                                      638             120
                                                        ------          ------
                                                        $7,723          $3,881
                                                        ======          ======

11 EMPLOYEE FUTURE BENEFIT PLANS

The Company, through its subsidiaries acquired in 2001, maintains two defined benefit pension plans. The pension plans' benefits are based on years of service and salary levels.

     Information about the Company's defined benefit plans, in aggregate, is as follows:

                                                                2001
                                                               ------
Accrued benefit obligation                                     $4,779
Fair value of plan assets                                       2,500
                                                               ------

The accrued benefit liability as at December 31, 2001, included as part of long-term liabilities is $2,089,000. The pension expense for the year ended December 31, 2001 was $112,000.

     The significant actuarial assumptions adopted in measuring the Company's accrued benefit obligations are as follows:

EXPRESSED IN PERCENTAGE                                         2001
                                                            -----------
Discount rates                                              6.50 - 7.25
Expected long-term rate of return on plan assets                    8.5
Rate of compensation increase                                       5.0
                                                            -----------


                                                BALLARD POWER SYSTEMS INC.    63

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED


12  SHARE CAPITAL

(a) AUTHORIZED: Unlimited number of common shares, voting, without par value
                Unlimited number of preferred shares, issuable in series 1 Class A and 1 Class B share, convertible, redeemable and non-voting

(b) ISSUED:

                                                    2001                           2000                          1999
                                        ---------------------------     -------------------------     -------------------------
                                           NUMBER                         NUMBER                        NUMBER
                                         OF SHARES         AMOUNT       OF SHARES         AMOUNT      OF SHARES         AMOUNT
                                        -----------      ----------     ----------       --------     ----------       --------
COMMON SHARES
Balance, beginning of year               89,064,938      $  734,165     83,994,153       $415,559     83,331,883       $411,922
Issued for cash (net of issue costs)      2,023,173          34,535      3,293,750        299,987             --             --
Issued for long-term investment          12,205,525         270,315             --             --             --             --
Issued for intellectual property                 --              --          4,779            437             --             --
Options exercised                           731,513           9,900      1,265,794         16,455        525,010          3,637
Warrants exercised                          540,000           2,896        300,000          1,727             --             --
Share distribution plan (note 12(d))        212,695              --        125,363             --        137,260             --
Share exchange plan (note 12(e))             36,230              --         81,099             --             --             --
                                        -----------      ----------     ----------       --------     ----------       --------
Balance, end of year                    104,814,074      $1,051,811     89,064,938       $734,165     83,994,153       $415,559
                                        -----------      ----------     ----------       --------     ----------       --------
CLASS A SHARE
Balance, beginning of year                       --              --             --             --             --             --
Issued for cash (net of issue costs)              1              --             --             --             --             --
                                        -----------      ----------     ----------       --------     ----------       --------
Balance, end of year                              1              --             --             --             --             --

CLASS B SHARE
Balance, beginning of year                       --              --             --             --             --             --
Issued for cash (net of issue costs)              1              --             --             --             --             --
                                        -----------      ----------     ----------       --------     ----------       --------
Balance, end of year                              1              --             --             --             --             --

SERIES 2 PREFERRED SHARES
Balance, beginning of year                        1              --              1             --              1             --
Redeemed                                         (1)             --             --             --             --             --
                                        -----------      ----------     ----------       --------     ----------       --------
Balance, end of year                             --              --              1             --              1             --

SERIES 3 PREFERRED SHARES
Balance, beginning of year                        1              --              1             --              1             --
Redeemed                                         (1)             --             --             --             --             --
                                        -----------      ----------     ----------       --------     ----------       --------
Balance, end of year                             --              --              1             --              1             --
                                        -----------      ----------     ----------       --------     ----------       --------
Total shares, end of year               104,814,076      $1,051,811     89,064,940       $734,165     83,994,155       $415,559
                                        ===========      ==========     ==========       ========     ==========       ========


64  BALLARD POWER SYSTEMS INC.

(c) SHARE OPTION PLANS: The Company has four share option plans. All directors, officers, employees and consultants of the Company and its subsidiaries are eligible to participate in the share option plan. Option exercise prices are denominated in Canadian dollars but have been converted to U.S. dollars for presentation purposes.
     (i) 2000 Share Option Plan: At December 31, 2001, 3,591,775 options to purchase common shares were outstanding. These options, when vested under the terms of the plan, are exercisable at prices ranging between $21.47 and $120.56 per common share. An additional 2,183,050 options may be granted in future years under this plan. All options have a term of ten years from the date of grant unless otherwise determined by the board of directors. 993,700 options vest and may be exercised in the 3rd year after granting. 252,500 options vest and may be exercised in the 4th year after granting. Of the remaining options, one-third vest and may be exercised in each of the 2nd, 3rd and 4th years after granting.
     (ii) 1997 Share Option Plan: At December 31, 2001, 2,763,764 options to purchase common shares were outstanding. These options, when vested under the terms of the plan, are exercisable at prices ranging between $21.98 and $120.56 per common share. All options permitted to be granted under this plan have been granted. However, if options are surrendered, terminated or expire without being exercised new options may be granted covering common shares not purchased under such options. All options have a term of ten years from the date of grant unless otherwise determined by the board of directors. One third of the options vest and may be exercised in each of the 2nd, 3rd and 4th years after granting.
     (iii) 1995 Share Option Plan: At December 31, 2001, options to purchase 609,060 common shares were outstanding and exercisable at prices ranging between $4.66 and $15.54 per common share. No additional options may be granted under this plan. All options have a term of ten years from the date of grant. One third of the options vest and may be exercised in each of the 1st, 2nd and 3rd years after granting.
     (iv) 1993 Share Option Plan: At December 31, 2001, options to purchase 292,830 common shares were outstanding and exercisable at prices ranging between $1.48 and $2.88 per common share. No additional options may be granted under this plan. All options have a term of eight years from the date of grant. One third of the options vest and may be exercised in each of the 1st, 2nd and 3rd years after granting.

                                                         OPTIONS        WEIGHTED
                                                          FOR           AVERAGE
                                                         COMMON         EXERCISE
SHARE OPTIONS                                            SHARES          PRICE
-------------                                           ---------       --------
Balance, December 31, 1998                              4,195,304       $ 11.25
Options granted                                         1,189,450         25.88
Options exercised                                        (525,010)         6.93
Options cancelled                                         (61,002)        21.20
                                                        ---------       -------
Balance, December 31, 1999                              4,798,742         15.22
Options granted                                         1,773,200        117.77
Options exercised                                      (1,265,794)        11.61
Options cancelled                                        (263,499)        22.57
                                                        ---------       -------
Balance, December 31, 2000                              5,042,649         51.80
Options granted                                         3,079,650         37.70
Options exercised                                        (731,513)        12.53
Options cancelled                                        (133,357)        93.67
                                                        ---------       -------
Balance, December 31, 2001                              7,257,429       $ 49.01
                                                        =========       =======


                                                  BALLARD POWER SYSTEMS INC.  65

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED


12 SHARE CAPITAL CONTINUED

The following table summarizes information about the Company's share options outstanding as at December 31, 2001:

                               OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                     --------------------------------------   ----------------------
                                      WEIGHTED
                                       AVERAGE     WEIGHTED                 WEIGHTED
                                      REMAINING     AVERAGE                  AVERAGE
RANGE OF                NUMBER       CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
EXERCISE PRICE       OUTSTANDING        LIFE         PRICE    EXERCISABLE     PRICE
---------------      -----------     -----------   --------   -----------   --------
$ 1.48 - $ 4.00         292,830       1.3 years     $  2.11      292,830     $  2.11
  4.01 -  10.00         603,159       4.6 years        5.82      603,159        5.82
 15.00 -  25.00         681,985       6.1 years       22.00      650,368       21.92
 25.01 -  31.50       2,158,021       8.8 years       26.71      527,071       25.75
 31.51 -  60.00       1,849,234       9.1 years       44.48       29,642       33.44
 70.00 - 120.56       1,672,200       8.2 years      117.60      490,067      117.20
                      ---------       ---------     -------    ---------     -------
                      7,257,429       7.8 years     $ 49.01    2,593,137     $ 34.86
                      =========       =========     =======    =========     =======

(d) SHARE DISTRIBUTION PLAN: The Company has a share distribution plan that permits the issuance of common shares for no cash consideration to employees of the Company to recognize their past contribution and encourage future contribution to the Company. At December 31, 2001, there were 340,402 (2000 - 553,097) shares available to be issued under this plan.

(e) SHARE EXCHANGE PLAN: Under the share exchange plan, individuals who acquire shares of BGS by exercising options can exchange those shares for common shares of the Company. The exchange ratio is based upon the ratio between the exercise price of the BGS share option that was granted and the closing price of the Company's common shares on the date the BGS share option was granted. As at December 31, 2001, options to purchase 636,579 (2000 - 733,368) shares of BGS were outstanding which can be exchanged for 285,899 (2000 - 323,944) shares of the Company.

(f) CLASS A AND CLASS B SHARES: In 2001, as part of the acquisition of BPSAG and BPSC the Series 2 and Series 3 Preferred shares were cancelled and replaced with Class A and Class B shares.
     (i) Class A share: This share is convertible, redeemable and non-voting except for the right to elect a number of directors based on the common shareholdings of the Company by DaimlerChrysler.
     (ii) Class B Share: This share is convertible, redeemable and non-voting except for the right to elect a number of directors based on the common shareholdings of the Company by Ford.

(g) PREFERRED SHARES:
     (i) Series 2 Preferred shares: In 1998, as part of the DaimlerChrysler/Ford/Ballard Power Systems Alliance Agreement, the Company issued one Series 2 Preferred share. This share was convertible, redeemable and non-voting except for the right to elect a number of directors based on the common shareholdings of the Company by DaimlerChrysler. This share was cancelled on November 30, 2001 as part of the BPSAG and BPSC acquisitions.
     (ii) Series 3 Preferred shares: In 1998, as part of the DaimlerChrysler/Ford/Ballard Power Systems Alliance Agreement, the Company issued one Series 3 Preferred share. This share was convertible, redeemable and non-voting except for the right to elect a number of directors based on the common shareholdings of the Company by Ford. This share was cancelled on November 30, 2001 as part of the BPSAG and BPSC acquisitions.



66  BALLARD POWER SYSTEMS INC.

(h) WARRANTS: The following table summarizes information regarding the Company's warrants outstanding:

                                          2001            2000           1999
                                      -----------     -----------    -----------
                                         NUMBER          NUMBER         NUMBER
                                      OF WARRANTS     OF WARRANTS    OF WARRANTS
                                      -----------     -----------    -----------
Balance, beginning of year              990,000        1,290,000      1,290,000
Exercised                              (540,000)        (300,000)            --
                                        -------        ---------      ---------
Balance, end of year                    450,000          990,000      1,290,000
                                        =======        =========      =========

In prior years the Company issued 1,890,000 warrants to joint development partners, of which 540,000 warrants were exercised in 2001, 300,000 warrants were exercised in 2000 and 600,000 warrants were exercised in 1998 leaving 450,000 warrants outstanding at December 31, 2001. Each warrant entitles the holder to purchase one common share of the Company upon completion of certain purchase commitments from the Company and upon payment of exercise prices of $16.34 per share before October 29, 2002.
     (i) Commitments to issue common shares: Ballard and DaimlerChrysler have entered into a forward sale agreement, whereby Ballard will acquire the remaining 49.9% interest in BPSAG on or before November 15, 2004 in exchange for 7,613,212 shares, such that Ballard ultimately will own 100% of BPSAG (note 3).
     Ballard has entered into an agreement by which FirstEnergy will exchange its shares in BGS in return for Ballard shares. Ballard will receive FirstEnergy's 13.3% interest in BGS in return for issuing to FirstEnergy 1,366,063 shares in Ballard. The transaction is expected to close in the first half of 2002.


13  COMMITMENTS AND CONTING ENCIES

At December 31, 2001, the Company is committed to payments under operating leases as follows:

2002                            $ 7,124
2003                              2,477
2004                              1,887
2005                              1,633
2006                              1,106
Thereafter                       15,371
                                -------
Total minimum lease payments    $29,598
                                =======

The Company has agreed to pay royalties in respect of sales of commercial stationary power plants under two development programs with government agencies. The total combined royalty is limited in any year to 4% of revenue from stationary power plant sales. Under the Utilities Development Program (Phase 1) with the Governments of Canada and British Columbia, the royalty is at a rate of 4% commencing in 1998 to a maximum equal to the aggregate of the original amount of the government contribution of $6,720,000. Under the terms of the Utilities Development Program (Phase 2) with Technology Partnerships Canada ("TPC") entered into during 1997, the Company has agreed to pay a 4% royalty on future revenue from stationary power plants to a maximum of $24,067,000 in exchange for a contribution of 32% of costs incurred in the development and demonstration of a 250 kW natural gas PEM stationary power plant up to a maximum contribution of $18,435,000. The Technology Partnerships Canada royalty, on commercialization of stationary power plant utilizing technology developed under the Phase 2 program, becomes payable commencing at the later of January 1, 2001 and the earlier of January 1 of the year the Company reports a net profit after tax in its audited financial statements and five years following the commence-



                                                  BALLARD POWER SYSTEMS INC.  67

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED


13  COMMITMENTS AND CONTINGENCIES CONTINUED

ment of sales of stationary power plants. During 2001, the Company did not claim any TPC funding. In 2000, the Company claimed TPC funding of $363,000 (1999 - $8,695,000), of which $214,000 (1999 - $3,684,000) has been credited against research and product development, $149,000 (1999 - $3,118,000) has been credited against cost of revenues, nil (1999 - $1,416,000) has been credited against capital assets, and nil (1999 - $477,000) has been credited against inventory. The Company has issued a letter of credit in the amount of $871,000 related to a lease agreement for premises. At December 31, 2001 the Company has outstanding commitments aggregating up to a maximum of $18,142,000 (2000 - $10,276,000) relating to capital expenditures and development programs.

14  INCOME TAXES

The Company's effective income tax rate differs from the combined Canadian federal and provincial statutory income tax rate for manufacturing and processing. The principal factors causing the difference are as follows:

                                                                          2001            2000            1999
                                                                        --------        --------        ---------
LOSS BEFORE INCOME TAXES                                                $(95,303)       $(52,645)       $(46,104)
                                                                        ---------       --------        ---------
EXPECTED TAX RECOVERY AT 35.6% (2000, 1999 - 38.6%)                      (33,928)        (20,321)        (17,796)

INCREASE (REDUCTION) IN INCOME TAXES RESULTING FROM
Non-taxable gains realized for accounting purposes                          (355)         (6,006)         (1,050)
Non-deductible expenses                                                      202           2,830           2,479
Non-deductible minority interest                                          (2,849)         (4,063)         (1,651)
Financing costs of other years                                            (1,682)         (1,967)           (636)
Foreign tax rate differences                                                (598)            (53)            (36)
Change in tax rate                                                         4,923              --              --
Losses and other deductions for which no benefit has been recorded        31,023          26,612          20,356
Other                                                                      3,264           2,968          (1,666)
                                                                        --------        --------        --------
INCOME TAX EXPENSE                                                            --              --              --
                                                                        --------        --------        --------
LARGE CORPORATIONS TAX                                                  $    858        $  1,187        $    480
                                                                        --------        --------        --------
INCOME TAXES                                                            $    858        $  1,187        $    480
                                                                        ========        ========        ========

The Company has available to carry forward the following as at December 31:

                                                                                          2001            2000
                                                                                        --------        --------
Canadian scientific research expenditures                                               $191,000        $113,300
Canadian losses from operations                                                           33,100           4,900
Canadian investment tax credits                                                           59,700          33,200
German losses from operations                                                            133,200             100
U.S. losses from operations                                                               37,300           8,600

The Canadian scientific research expenditures may be carried forward indefinitely. The German losses from operations may be used to offset future taxable income in Germany and may be carried forward indefinitely. The U.S. losses from operations may be used to offset future U.S. taxable income and expire over the period from 2007 to 2021. The Canadian losses from operations may be used to offset future Canadian taxable income and expire in 2007 and 2008.


68  BALLARD POWER SYSTEMS INC.

     The Canadian investment tax credits may be used to offset future Canadian income taxes otherwise payable and expire as follows:

2003          $   400
2004              900
2005            2,900
2006            3,900
2007            3,000
2008            4,000
2009            9,500
2010           13,500
2011           21,600
              -------
              $59,700
              =======

The following sets forth the tax effect of temporary differences that give rise to future income tax assets and liabilities:

                                                           2001          2000
                                                        ---------      --------
FUTURE INCOME TAX ASSETS
Scientific research expenditures                        $  67,997      $ 43,740
Investment in associated companies                          1,807        10,222
Accrued warranty liabilities                                4,366         6,326
Share issuance costs                                        3,924         6,078
Losses from operations carried forward                     76,210         5,373
Non-deductible accounting allowances                        5,663         1,391
                                                        ---------      --------
TOTAL FUTURE INCOME TAX ASSETS                            159,967        73,130

LESS VALUATION ALLOWANCE
- Canada                                                  (73,288)      (60,673)
- U.S.                                                         --        (5,651)
- Germany                                                 (29,374)         (206)
                                                        ---------      --------
                                                         (102,662)      (66,530)
                                                        ---------      --------
NET FUTURE INCOME TAX ASSETS                               57,305         6,600

FUTURE INCOME TAX LIABILITY
Property, plant and equipment and intangible assets       (57,305)       (6,600)
                                                        ---------      --------
NET FUTURE INCOME TAXES                                 $      --      $     --
                                                        =========      ========



                                                  BALLARD POWER SYSTEMS INC.  69

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED


15  RELATED PARTY TRANSACTIONS

Related parties include shareholders with a significant ownership interest in the Company, together with its subsidiaries and affiliates, and the Company's equity accounted investees. The prices and terms of sales and purchase transactions with related parties are in accordance with normal trade practices.

                                                         2001            2000
                                                        ------         -------
BALANCES WITH RELATED PARTIES
Accounts receivable                                     $6,607         $11,522
Accounts payable                                         1,955             490


                                                                   2001            2000            1999
                                                                 -------         -------          ------
TRANSACTIONS DURING THE YEAR
Revenues from fuel cells, engineering services
  and related equipment                                          $13,355         $19,962          $4,272
Cost of revenues for engineering services                          5,498           1,229           1,761
Contract research and development expenditures                     3,291             684             735
Recovered administrative services                                     --             122             271


At December 31, 2001, the Company was committed to make future research and development expenditures of nil (2000 - $1,350,000) to a related party.
     In 2001, BGS issued additional shares to FirstEnergy and ALSTOM. The sale of the shares is accounted for as a reduction in and effective disposition of a portion of Ballard's investment in BGS and resulted in a gain for accounting purposes in 2001 of $997,000 (2000 - $15,561,000; 1999 - $2,721,000). This gain is included in the gain on issuance of shares by subsidiary. In 2000 part of the consideration received from ALSTOM represents a license in the amount of $5,427,000 (1999 - $1,614,000) to access manufacturing technology and know how which has been included in expenses for the period.


16  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                                  2001             2000            1999
                                                                --------          ------          ------
INTEREST PAID                                                   $     21          $   33          $   45
INCOME TAXES PAID                                                  1,716             393             777

NON-CASH FINANCING AND INVESTING ACTIVITIES
Issuance of shares by subsidiary for license received           $     --          $5,427          $1,614
Common shares issued for long-term investments (note 8)            9,338              --              --
Common shares issued for other expenses                               --             437              --
Common shares issued for acquisitions (note 3)                   260,977              --              --

17  SEGMENTED FINANCIAL INFORMATION

The Company's three reportable segments, fuel cells, fuel cell systems, and carbon products, represent strategic business units that offer different products to different markets and require the use of different technologies in their manufacture and development.
     Fuel cell operations comprise the development, manufacture and marketing of proton exchange membrane fuel cells. Fuel cell systems comprise the development, manufacture and marketing of fuel cell systems that incorporate a fuel cell to



70  BALLARD POWER SYSTEMS INC.

provide power for applications such as transportation engines and stationary power plants. Fuel cell systems also include electric drives and power conversion products. Carbon products comprise the development, manufacture and marketing of carbon materials for automotive and fuel cell applications.

                                                          FUEL       FUEL CELL AND       CARBON
2001                                                      CELLS      OTHER SYSTEMS      PRODUCTS          TOTAL
----                                                    --------     -------------      --------        --------
Total revenues for reportable segments                  $ 22,826        $  6,599        $ 9,752         $ 39,177
Elimination of intersegment revenues                        (470)           (590)        (1,913)          (2,973)
                                                        --------        --------        -------         --------
Total revenues to external customers                    $ 22,356        $  6,009        $ 7,839         $ 36,204
Segment income (loss) for year                           (75,918)        (23,404)           929          (98,393)
Identifiable assets                                      688,867         254,241         16,211          959,319
Investments                                                   --          26,241             --           26,241
Goodwill                                                      --         183,623          1,307          184,930
Depreciation and amortization                              9,503           4,513            622           14,638
Additions to property, plant and equipment                13,484           4,107            738           18,329

Revenues for the fuel cells segment include sales to two customers of $7,101,000 and $4,366,000. Revenues for the carbon products segment include sales to one customer of $6,100,000.

                                                          FUEL       FUEL CELL AND       CARBON
2000                                                      CELLS      OTHER SYSTEMS      PRODUCTS          TOTAL
----                                                    --------     -------------      --------        --------
Total revenues for reportable segments                  $ 18,997        $ 11,516        $    --         $ 30,513
Elimination of intersegment revenues                      (4,716)             --             --           (4,716)
                                                        --------        --------        -------         --------
Total revenues to external customers                    $ 14,281        $ 11,516        $    --         $ 25,797
Segment loss for year                                    (54,283)        (19,738)            --          (74,021)
Identifiable assets                                      555,257         110,090             --          665,347
Investments                                                   --          73,697             --           73,697
Depreciation and amortization                              7,089           1,351             --            8,440
Additions to property, plant and equipment                19,410             743             --           20,153


Revenues for the fuel cells segment include sales to two customers of $2,991,000 and $3,003,000. Revenues for the fuel cell systems segment include sales to one customer of $8,631,000.

                                                          FUEL       FUEL CELL AND       CARBON
1999                                                      CELLS      OTHER SYSTEMS      PRODUCTS          TOTAL
----                                                    --------     -------------      --------        --------
Total revenues for reportable segments                  $ 18,642        $  7,167        $    --         $ 25,809
Elimination of intersegment revenues                      (4,994)             --             --           (4,994)
                                                        --------        --------        -------         --------
Total revenues to external customers                    $ 13,648         $ 7,167        $    --         $ 20,815
Segment loss for year                                    (35,434)        (10,534)            --          (45,968)
Identifiable assets                                      290,207          97,918             --          388,125
Investments                                                   --          70,309             --           70,309
Depreciation and amortization                              5,278           1,125             --            6,403
Additions to property, plant and equipment                14,363           1,698             --           16,061

Revenues for the fuel cells segment include sales to three customers of $2,905,000, $2,419,000 and $2,190,000. Revenues for the fuel cell systems segment include sales to one customer of $3,052,000.



                                                  BALLARD POWER SYSTEMS INC.  71

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED


17  SEGMENTED FINANCIAL INFORMATION CONTINUED

                                                          2001            2000            1999
                                                        --------        --------        --------
RECONCILIATION OF LOSS FOR YEAR
Segment loss for year                                   $(98,393)       $(74,021)       $(45,968)
Investment and other income                               24,529          27,902           9,893
Gain on issuance of shares by subsidiary                     997          15,561           2,721
Equity in loss of associated companies                   (23,541)        (21,947)        (12,814)
Amortization of intangible assets                         (4,550)         (2,302)         (2,301)
License and royalty income (fees)                          1,797          (7,687)         (1,614)
Business integration and restructuring costs              (3,700)             --              --
Minority interest                                          8,002          10,526           4,277
Other                                                       (444)           (677)           (298)
                                                        --------        --------        --------
Loss before income taxes                                $(95,303)       $(52,645)       $(46,104)
                                                        ========        ========        ========

Revenues and capital asset information by geographic area, as at and for the years ended December 31, is as follows:

                                  2001                            2000                            1999
                       ----------------------------    ----------------------------    ----------------------------
                                    PROPERTY, PLANT                 PROPERTY, PLANT                 PROPERTY, PLANT
                                     AND EQUIPMENT                   AND EQUIPMENT                   AND EQUIPMENT
                       REVENUES       AND GOODWILL     REVENUES       AND GOODWILL     REVENUES       AND GOODWILL
                       --------     ---------------    --------     ---------------    --------     ---------------
Canada                  $ 3,567         $ 80,378        $ 1,910         $52,322         $ 1,194         $38,289
United States            14,317          129,139          4,624              88           8,770              28
Japan                    11,929               --          5,969              --           5,796              --
Germany                   5,952           84,419         13,129           2,070           4,723           2,149
Other countries             439               --            165              --             332              --
                        $36,204         $293,936        $25,797         $54,480         $20,815         $40,466
                        =======         ========        =======         =======         =======         =======

Revenues are attributed to countries based on the location of customer.

18  LOSS PER SHARE

Loss per share is calculated using the weighted average number of common shares outstanding for the year which amounted to 91,382,814 (2000 - 87,801,559; 1999 - 83,765,902). Diluted earnings per share, which has been calculated based on the treasury stock method, is the same as basic loss per share as the effect of outstanding equity items is anti-dilutive.


72  BALLARD POWER SYSTEMS INC.

19 DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES AND PRACTICES

These consolidated financial statements have been prepared in accordance with accounting principles and practices generally accepted in Canada ("Canadian GAAP") which differ in certain respects from those principles and practices that the Company would have followed had its consolidated financial statements been prepared in accordance with accounting principles and practices generally accepted in the United States ("U.S. GAAP").
     (a) Prior to the acquisition of BPSAG, under Canadian GAAP, the Company's carrying value of its investment in BPSAG includes the value of intellectual property transferred to BPSAG. Under U.S. GAAP, this intellectual property is not recorded by BPSAG. Accordingly, under U.S. GAAP, the Company's equity in the loss of BPSAG is decreased by an amount equal to the Company's proportionate interest in amortization of the intellectual property.
     In 2001, the Company increased its ownership in BPSAG to 50.1% (note 3) and commenced consolidating BPSAG instead of recording the investment under the equity method. As a result of the difference in accounting for intellectual property discussed above, under U.S. GAAP the amount of intellectual property and minority interest recognized on the acquisition of BPSAG has decreased and goodwill has increased as compared to the amounts recorded under Canadian GAAP. Accordingly, under U.S. GAAP, the amount of amortization of intangible assets is decreased.
     (b) Under Canadian GAAP, in-process research and development is amortized over its remaining useful life, which has been estimated as five years. Under U.S. GAAP, in-process research and development is written off immediately if it does not have any other alternative uses. Given the immediate write-off of the in-process research and development, there is no future income tax liability recorded for the amount.
     (c) Under Canadian GAAP, the adoption of the U.S. dollar as the presentation and measurement currency is implemented by translating all prior year financial statement amounts at the foreign exchange rate on December 31, 2001. Under U.S. GAAP, a change in presentation and measurement currency is implemented retroactively, such that prior period financial statements are translated under the current rate method using foreign exchange rates in effect on those dates. As a result, there is a difference in the share capital, deficit and cumulative translation adjustment amounts under U.S. GAAP as compared to Canadian GAAP.
     (d) Under Canadian GAAP, the Company has accounted for funding received in prior years under the Technology Partnerships Canada ("TPC") agreement in accordance with specific pronouncements on accounting for government assistance by reducing research and product development expenses, cost of revenues, inventory, and capital assets by the amount of the funding received. Under U.S. GAAP, there are no authoritative accounting standards addressing the various types of government assistance programs. Since the TPC funding combines the characteristics of a grant with some characteristics of a debt instrument, the Company has recorded the entire funding as long-term debt under U.S. GAAP.
     (e) Under Canadian GAAP, the Company is required to account for gains and losses on the issuance of shares by a subsidiary or other entity, which the Company accounts for on an equity basis, as a component of income. Under U.S. GAAP, the effect of such dilution gains is recorded in equity, as an increase in paid-in capital rather than as income.
     (f) Under Canadian GAAP, no compensation is recorded for employee share distribution plans. Under U.S. GAAP, the Company has elected to apply the guidance set out in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretation in accounting for its employee share growth and options. Under APB 25, the Company's share distribution plan is deemed to be compensatory. In addition, on June 13, 2000, the shareholders approved the BGS share exchange plan (note 12(e)) which resulted in a compensatory charge to the income statement of $3,434,000 (2000 - $17,723,000). Subsequent to the approval date, the plan is accounted for as a variable option plan under U.S. GAAP.


                                                  BALLARD POWER SYSTEMS INC.  73

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED


19 DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES AND PRACTICES CONTINUED

(g) Under Canadian GAAP, short-term investments are carried at the lower of cost and quoted market value. Under U.S. GAAP, the short-term investments are classified as available for sale and are carried at fair market value. Unrealized holding gains and losses related to the short-term instruments are reflected as a separate component of shareholders' equity. Under U.S. GAAP these differences would have been reported in the consolidated balance sheets, consolidated statements of operations and accumulated deficit and consolidated statements of cash flows as follows:

                                                  2001                            2000
                                        ------------------------        ------------------------
                                        CANADIAN          U.S.          CANADIAN          U.S.
CONSOLIDATED BALANCE SHEETS               GAAP            GAAP            GAAP            GAAP
---------------------------             --------        --------        --------        --------
Current assets                          $467,480        $468,948        $509,254        $541,086
Property, plant and equipment            109,006         110,704          54,480          60,010
Intangible assets                        170,453         118,740          26,849          28,516
Goodwill                                 184,930         189,264              --              --
Investments                               26,241          26,241          73,697          66,123
Other long-term assets                     1,209           1,869           1,067           5,909
Current liabilities                       77,873          80,435          35,215          44,720
Long-term liabilities                      7,723          26,159           3,881          23,704
Minority interest                         36,517           9,220          10,294          10,414
Shareholders' equity                     837,206         799,952         615,957         622,806

CONSOLIDATED STATEMENTS OF OPERATIONS                                     2001            2000            1999
-------------------------------------                                  ---------       ---------       ---------
Loss under Canadian GAAP                                               $ (96,161)      $ (53,832)      $ (46,584)
Gain on issuance of shares by subsidiary (e)                                (997)        (15,561)         (2,721)
Cost of revenues (d)                                                          --            (627)         (3,118)
Research and product development (d)                                        (324)           (576)         (4,223)
Amortization of intangible assets (a)(b)                                   2,145           1,383           1,383
Minority interest (e)(f)                                                      --             489              --
Compensatory shares (f)                                                   (5,485)        (13,131)         (3,652)
Compensatory options (f)                                                  (3,434)        (17,723)             --
Foreign currency translation method (c)                                   (2,654)         (6,734)         (4,306)
Write off of in-process research and development (b)                     (11,276)             --              --
                                                                       ---------       ---------       ---------
Net loss under U.S. GAAP                                                (118,186)       (106,312)        (63,221)

Other comprehensive income:
Unrealized holding gains arising during the year (g)                       1,267             201              --
Cumulative translation adjustment                                        (37,359)        (15,176)         17,694
                                                                       ---------       ---------       ---------
Comprehensive loss in accordance with U.S. GAAP                        $(154,278)      $(121,287)      $ (45,527)
                                                                       =========       =========       =========
Basic/diluted loss per share, U.S. GAAP                                $   (1.29)      $   (1.21)      $   (0.75)
                                                                       =========       =========       =========


74  BALLARD POWER SYSTEMS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS                                     2001            2000            1999
-------------------------------------                                  ---------       ---------       ---------
Cash used for operating activities under Canadian GAAP                 $ (54,788)      $ (37,351)      $ (41,067)
Cost of revenues                                                              --            (149)         (3,118)
Research and product development                                              --            (213)         (4,223)
Inventories                                                                   --              --            (477)
Foreign exchange translation method                                       (1,564)         (2,701)         (2,952)
                                                                       ---------       ---------       ---------
Cash used for operating activities under U.S. GAAP                     $ (56,352)      $ (40,414)      $ (51,837)
                                                                       =========       =========       =========

Cash used in investing activities under Canadian GAAP                  $ (35,143)      $(177,477)      $(128,791)
Additions to capital assets                                                   --              --            (877)
Foreign exchange translation method                                         (477)        (12,834)         (9,258)
                                                                       ---------       ---------       ---------
Cash used in investing activities under U.S. GAAP                      $ (35,620)      $(190,311)      $(138,926)
                                                                       =========       =========       =========

Cash provided by financing activities under Canadian GAAP              $  49,606       $ 341,832       $   5,388
Issuance of long-term debt                                                    --             362           8,695
Foreign exchange translation method                                          657          30,243             387
                                                                       ---------       ---------       ---------
Cash provided by financing activities under U.S. GAAP                  $  50,263       $ 372,437       $  14,470
                                                                       =========       =========       =========
Foreign exchange gain (loss) on cash and cash
  equivalents denominated in a foreign currency                        $ (10,067)      $  (7,852)      $   9,073
                                                                       =========       =========       =========


20   FINANCIAL INSTRUMENTS

At December 31, 2001 and 2000, the fair values of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate carrying values because of the short-term nature of these instruments. Short-term investments have a fair value of $281,742,000 as at December 31, 2001 (2000 - $302,188,000). Long-term receivables are at market terms and accordingly, fair values approximate carrying values. The fair value of investments accounted on the cost basis is not practical to determine because the investment is not publicly traded.

     The Company enters into forward foreign exchange contracts to manage exposure to currency rate fluctuations. The purpose of the Company's foreign currency hedging activities is to minimize the effect of exchange rate fluctuations on business decisions and the resulting uncertainty on future financial results.

     At December 31, 2001 the Company has forward foreign exchange contracts to purchase 6,946,420 Euros. The Company would have to pay $46,000 to settle its outstanding forward exchange contracts. As these forward foreign exchange contracts qualify for accounting as hedges, gains or losses are deferred and recognized in the same period and in the same financial statement category as the gains or losses on the corresponding hedged transactions.


                                                  BALLARD POWER SYSTEMS INC.  75